PEREGRINE CAPITAL MANAGEMENT, LLC

COMPLIANCE POLICY MANUAL 2018 INDEX

II.	CODE OF ETHICS

Gifts, Entertainment and Political Contributions	B-1
Employee Conflict of Interest	B-2
Employees Serving in Other Official Capacities	B-3
Standards of Conduct	B-4
Confidential Information	B-5
Insider Information	B-6
Personal Securities Transactions	B-7
Employee Errors and Omissions	B-8
Investment Responsibility	B-9

PEREGRINE CAPITAL MANAGEMENT

Policy Manual

Gifts, Entertainment and Political Contributions

(Board approved 5/11/18)

SUMMARY

Gifts from clients or vendors to employees, or to any member of the employee’s immediate family, are generally prohibited. Entertainment by clients or vendors must be reasonable and customary and avoid even the appearance of interfering with responsibilities to Peregrine or its clients. The same standards apply to gifts given and entertainment provided to clients and consultants by Peregrine. Employees are prohibited from making political contributions to influence the award of government contracts.

STANDARDS

1.

Employees and members of their immediate family are prohibited from accepting gifts (including services, discounts, entertainment, travel or promotional materials) from an actual or potential client or supplier or from whom the employee or Peregrine does or may refer business unless the gift was made in accordance with accepted, lawful business practices and is of sufficiently limited value that no possible inference can be drawn that the gift could influence the employee in the performance of their duties for Peregrine.

2.	Cash must never be accepted or given.

3.

No employee may seek or accept anything of value from any person intending to be influenced or rewarded in connection with any business or transaction involving Peregrine or to offer anything of value to any person intending to influence current or prospective clients or their agent.

4.	Gifts received that are valued in excess of $100 must be disclosed to Compliance.

5.	Gifts and/or payments made on behalf of Peregrine to a union or a union official in a calendar year that total $250 or more will be reported to the DOL on form LM-10.

6.	Aggregate household political contributions greater than $150 per candidate per election must be disclosed to Compliance.

Section: B-1

PEREGRINE CAPITAL MANAGEMENT

Policy Manual

Employee Conflict of Interest

(Boards approved 5/11/18)

SUMMARY	Employees shall avoid situations that might lead to a conflict (or an apparent conflict) between Peregrine’s, or the employee’s self-interest and the interests of clients.

STANDARDS

1.

No employee shall use his or her position, directly or indirectly, for private gain, to advance personal interests or to obtain favors or personal benefits for a member of their family or any other person.

2.	An employee shall review with their manager any matter in which the employee or a member of the employee’s family has an interest which might affect the employee’s judgment on behalf of a client.

3.	Employees are prohibited from engaging in personal transactions with clients of Peregrine except under generally available terms and conditions.

Section: B-2

PEREGRINE CAPITAL MANAGEMENT

Policy Manual

Employees Serving in Other Official Capacities

(Board approved 5/11/18)

SUMMARY	Employees shall not accept appointment as an officer, director, trustee or other similar capacity of any company or organization without prior approval from the Board.

STANDARDS

1.

Employees are encouraged to serve as officers and directors of nonprofit organizations provided that there is no conflict of interest and there is no interference with the employee’s duties and responsibilities to Peregrine. Approval is not required unless there is some other potential conflict of interest between Peregrine and the nonprofit organization.

2.	An employee shall not accept a position as a director, trustee, officer, owner or general partner of any outside business organized for profit without prior written approval.

3.	Written approval shall be obtained before an employee accepts or engages in other types of outside employment.

Section: B-3

PEREGRINE CAPITAL MANAGEMENT

Policy Manual

Standards of Conduct

(Board approved 6/1/18)

SUMMARY	Employees shall act in a manner which merits public trust and confidence and maintains Peregrine’s reputation for integrity.

STANDARDS

1.

Employees shall not willfully misstate or omit material information in communications with clients, prospects, and regulators or engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

2.	Employees shall observe the Peregrine Code of Ethics and other standards of conduct which may be established from time to time.

3.	Employees must comply with applicable laws and regulations, including applicable federal securities laws.

4.	Employees who violate these standards of conduct will be subject to disciplinary action, which could include dismissal.

5.

If an employee becomes aware of a violation of a Peregrine policy, the employee is required to report the violation to the CCO. Confidentiality of the reporter will be maintained, and the reporter will be protected from retribution.

Section: B-4

PEREGRINE CAPITAL MANAGEMENT

Policy Manual

Confidential Information

(Board approved 5/11/18)

SUMMARY	Information obtained through or as a consequence of employment at Peregrine is confidential and is restricted to the proper conduct of Peregrine’s business.

STANDARDS

1.

No employee may use or permit others to use information acquired with respect to a client or confidential information obtained through his or her employment to further a personal interest or as a means of making a profit.

2.	The information contained in client files must be kept confidential and may not be used for purposes other than the proper administration of the account.

3.

Client relationships may not be disclosed to or discussed with anyone other than those who have a business need to know the information for the performance of their duties and persons with beneficial interests in the account (and their duly authorized representatives) unless required by law.

4.	Questions about the propriety of releasing information shall be discussed with the COO or Chief Compliance Officer.

5.	Prior written permission is required to disclose client names or offer them as a reference.

6.	Portfolio holdings will be disclosed to third parties only as dictated by client-specific guidelines. Accounts may be used as “representative portfolios” as long as the client remains anonymous.

Section: B-5

PEREGRINE CAPITAL MANAGEMENT

Policy Manual

Insider Information

(Board approved 5/11/18)

SUMMARY

Employees shall not purchase or sell securities on the basis of material, inside (nonpublic) information for themselves or for clients, nor shall they disclose any material, inside information in their possession to others or recommend the purchase or sale of securities based on such information.

STANDARDS

1.

Material inside (nonpublic) information is any information about a company or the market for the company’s securities which has come directly or indirectly from the company and has not been disclosed generally to the marketplace the dissemination of which is likely to affect the market price of any of the company’s securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

2.

Information should be presumed “material” if it relates, among other things, to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, etc.

3.

Information received about a company under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company (or its insiders) is deemed to be inside information.

Section: B-6

Insider Information (Continued)

4.

If an employee has any question as to whether information is material or whether it is inside and not public, he or she must resolve the question or questions before trading, recommending trading, or divulging the information.

5.

If there is any unresolved question whatsoever as to the applicability or interpretation of the foregoing standards or the propriety of any desired action, the matter must be discussed with the COO or Chief Compliance Officer prior to trading or recommending trading. If an employee believes that they have obtained material, nonpublic information about an issuer, they must report the matter immediately to the Chief Compliance Officer.

Section: B-6

PEREGRINE CAPITAL MANAGEMENT

Policy Manual

Personal Securities Transactions

(Board approved 6/1/18)

SUMMARY	Employees are prohibited from engaging in any securities transactions, including gifts of securities, that would violate its Standards of Conduct or create a conflict of interest with clients.

STANDARDS

1.

All employees are required to obtain pre-clearance (prior approval) from the Chief Compliance Officer, or a designate, before executing security transactions in any account in which the employee has direct or indirect beneficial ownership. Such transactions include, but are not limited to, purchases or sales of securities in public markets, in private placements or limited offerings, purchases, sales, and exercises of puts, calls, and warrants and gifts of securities to charity or any individual or entity of which the employee is not either a direct or indirect beneficiary. A gift of a security is considered a sale. No employee may approve his or her transactions.

2.

Beneficial Ownership Defined. Employees are generally considered to have a “beneficial ownership” of any securities in which they have a direct or indirect financial interest. In addition, employees should consider themselves the beneficial owner of securities held by a spouse, minor children, a relative who shares their home, or other persons by reason of any contract, arrangement, understanding or relationship that provides the employee with sole or shared voting or investment power.

3.	Employees must execute an approved security transaction the same business day. If approval is granted after the stock market is closed, it is valid for the following business day.

4.

Pre-clearance (with the exception of private placements) is not required for: purchases or sales for any account over which the employee has no direct or indirect influence or control; purchases which are part of an automatic dividend reinvestment plan or automatic withdrawal; or purchases made in the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were initially acquired from the issuer.

Section: B-7

Personal Securities Transactions (Continued)

5.

Employees are prohibited (pre-clearance will not be granted) from making any transaction in a security which is contrary to the advice given or action taken (except such actions required to accommodate contributions/withdrawals) on behalf of any client with respect to that security for five business days after transactions on behalf of clients.

6.

Employees are prohibited (pre-clearance will not be granted) from purchasing securities purchased for clients (or selling any security which clients have been advised to sell or which are sold for clients) until such time as all intended transactions on behalf of clients have been completed.

7.

Employees are prohibited (pre-clearance will not be granted) from purchasing or selling any security that is being considered for purchase or sale (under discussion between members of an investment team) for any client.

8.	Employees are prohibited (pre-clearance will not be granted) from executing any transaction if that transaction:
a)	Would result in the buying or selling of securities in competition with buy or sell orders for any client;
b)	Would be for the purpose of, or result in, buying or selling securities to take advantage of recent or imminent trades for any client;
c)	Would involve the security of a company with respect to which the employee has material non-public information;
d)	Would involve short-selling or trading options on any of the stocks held by or contemplated for any client;
e)	Would involve the acquisition of a direct or indirect beneficial interest in an initial public offering.

9.

No employee shall cause or attempt to cause any client portfolio to purchase, sell or hold any security in a manner calculated to create any personal benefit to the employee. No employee shall recommend any securities transactions for client accounts without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation:

a)	Their direct or indirect beneficial ownership of any securities of such issuer;
b)	Any position with such issuer or its affiliates; and
c)	Any present or proposed business relationship between such issuer or its affiliates and the employee or any party in which the employee has a significant interest.

Section: B-7

Personal Securities Transactions (Continued)

10.

Employees are required to submit annually to the Chief Compliance Officer or designate a list of the securities and brokerage accounts in which they have a direct or indirect beneficial ownership. New employees should submit a list of the securities and brokerage accounts in which they have a direct or indirect beneficial ownership within 10 days of employment at Peregrine. The Chief Compliance Officer or designate will review these reports. These reports require the following information (which must be current as of a date no more than 30 days before the annual report is submitted): (a) The name, ticker/CUSIP, type of security, number of shares and principal amount of each security in which the employee had any direct or indirect beneficial ownership when the person became an employee or upon annual submittal; (b) The name of any broker, dealer or bank with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee as of the date the person became an employee or the date of the annual submittal; and (c) The date that the report is submitted by the employee.

11.

Except as required in the normal course of carrying out an employee’s business responsibilities, employees are prohibited from revealing information relating to the investment intentions or activities relating to clients or securities that are being considered for purchase or sale on behalf of any client.

12.

Employees are required to report monthly all personal securities transactions by or on behalf of such employee within 10 days following the end of the reporting period. The Chief Compliance Officer or designate will review these transactions. These reports require the following information: (a) The date of the transaction, the name, type, ticker or CUSIP, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) The transaction price; (d) The name of the broker, dealer or bank; and (e) The date that the report is submitted by the employee. New brokerage accounts must be disclosed to the Chief Compliance Officer in a timely manner.

13.	Any exceptions to these standards require prior approval in writing from the CCO.

14.

Employee transactions in any of the following are excluded from these policies and standards: (a) securities issued or guaranteed by the U. S. Treasury or any other “Government Security” as defined in Section 2(a)(16) of the Investment Company Act of 1940, including related derivatives, (b) banker’s acceptances, (c) bank certificates of deposit, (d) commercial paper, (e) repurchase agreements covering any of the foregoing, (f) shares of registered, open-end investment companies not subadvised by Peregrine, (g) index derivatives and (h) cryptocurrency.

Section: B-7

Personal Securities Transactions (Continued)

15.

Because Peregrine does not typically invest in fixed income instruments, employee transactions in bonds (except bonds with an equity component i.e. convertible), including related derivatives, do not require prior approval, but they must be reported monthly.

16.	Transactions within open-end mutual funds subadvised by Peregrine must be reported monthly but are exempt from pre-clearance.

17.	Transactions in exchange traded funds (ETFs), including related derivatives, do not require preapproval but must be reported monthly.

18.

Employees who violate these policies will be subject to disciplinary action. Personal transactions that conflict with client trades must be cancelled or reversed at a loss or with profits disgorged. During a twelve-month period, the first minor offense (personal trade does not conflict with a client trade) will result in a verbal reminder. The second offense will result in a written notice. Additional offenses will be referred to the COO who will determine appropriate disciplinary actions that may include restricting or prohibiting personal trading, fines, or termination.

Section: B-7

PEREGRINE CAPITAL MANAGEMENT

Policy Manual

Employee Errors and Omissions

(Board approved 5/11/18)

SUMMARY

Upon recognition of an error or omission in the performance of their responsibilities, all employees must immediately alert their manager, Chief Compliance Officer, COO, and/or the Board, and other employees that need to be informed or could play a role in problem resolution. In general, clients should not suffer from trading errors caused by Peregrine’s own actions.

STANDARDS

1.	Gains generated by errors will remain in client accounts.

2.	Losses will be reimbursed to clients including commissions.

Section: B-8

PEREGRINE CAPITAL MANAGEMENT

Policy Manual

Investment Responsibility

(Board approved 5/11/18)

SUMMARY	Investment decisions shall be made solely in the best interests of clients, subject to applicable rules and regulations, and Peregrine’s policies.

STANDARDS

1.	Assets shall be invested according to the guidelines set for each style and consistent with the limitations imposed by each client.

2.

Assets held in ERISA accounts shall be invested in accordance with the standards set forth in ERISA. All other discretionary assets shall be invested for the exclusive benefit of the beneficiaries in the kinds of property which an ordinarily prudent person of discretion and intelligence, who is an investment adviser of the property of others, would acquire as such an investment adviser.

3.	Any one security holding, other than U.S. Government obligations or STIF vehicles, shall not exceed 10% of the value of the portfolio at the time of purchase, unless otherwise agreed with the client.

4.	Exchange Traded Funds (ETFs) may be purchased for cash management purposes only when allowed under the governing document and applicable regulations.

Section: B-9